Issuer Free Writing Prospectus
File Pursuant to Rule 433
Registration Statement No. 333-137902
Dated March 27, 2009

STANDARD & POOR'S

S&P U.S. Carbon Efficient Index

Standard & Poor's does not sponsor, endorse, sell or promote any S&P index-based investment product.

About the Index

The S&P U.S. Carbon Effi cient Index addresses the investment community's increasing concern with environmental issues by offering a broad, U.S. market index that not only comprises companies with relatively low carbon emissions, but also seeks to track the return of the S&P 500.

Contact Us:

index_services@standardandpoors.com

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For more information, including current data and index performance, visit our
Web site:

www.indices.standardandpoors.com

About the Index

The S&P U.S. Carbon Effi cient Index is composed of a subset of constituents in the S&P 500 with a relatively low Carbon Footprint while maintaining at least
50% of the original weight representation for every GICS(R) sector in the S&P
500. The Carbon Footprint is calculated by Trucost Plc and is defi ned by the company's annual greenhouse gas (GHG) emissions assessment, expressed as tons of carbon dioxide equivalent (CO2e) divided by annual revenues.

Index Methodology

The S&P U.S. Carbon Effi cient Index constituents must be members of the S&P
500. In addition, all companies must go through a two fold screening process, the fi rst focusing on Carbon Footprints and the second on constituent list optimization with respect to the S&P 500.

o GICS Sector Weight. The 100 equities with the highest Carbon Footprints that do not reduce an individual Global Industry Classifi cation (GICS) sector weight of the S&P 500 by more than 50% are excluded. If the next equity to be excluded takes the sector reduction beyond the 50% threshold, but not more than 55%, that equity will be excluded. If the next equity to be excluded is in a sector which has already exceeded the 50% reduction threshold, or takes the sector reduction beyond 55%, it remains eligible for inclusion.

o Optimization. Once the initial stock selection is complete, the qualifying constituents are optimized using Northfi eld Information Service's optimization and risk model data to generate a list of companies, with assigned weights, that seek to minimize tracking error versus the S&P 500.
  This may result in the removal of companies where the weight is de minimis.

 Index Construction

 The S&P U.S. Carbon Effi cient Index is a modifi ed-capitalization weighted index based originally on fl oat-adjusted common shares outstanding. The index constituents, of which there are no more than 375, and their weights are modifi ed at each rebalancing to refl ect an optimization process seeking to track the
 S&P 500. Rebalancing occurs quarterly after the market close on the third
 Friday of March, June, September, and December. At each rebalancing reference date, S&P 500 index constituent level data used in the rebalancing process will include index shares that were announced as part of the S&P 500 quarterly share rebalancing.

o Shares Outstanding. The shares counted for the sector weightings criteria and used as inputs in the optimization model are shares outstanding. This count is fl oat-adjusted to refl ect only shares available to the general market.

o Carbon Footprint. Carbon Footprints are updated annually, approximately eight months following the individual company's fi scal year end. Any updates to a company's Carbon Footprint will be applied to the screening process at the next rebalancing.

 Complete details of the methodology employed by S&P, including the criteria for index additions and removals, policy statements, and research papers are available on the Web site at www.indices.standardandpoors.com.

Leading Measures for Global Markets

S&P U.S. Carbon Efficient Index

S&P Global Indices

S&P Global Thematic Indices			
Energy	**Green Investing**	**Infrastructure**	**Natural Resources**
Asia Alternative Energy	Asia Water	Asia Infrastructure	Global Agribusiness
Global Alternative Energy	Global Eco	Emerging Markets Infra	Global Agribusiness Comp
Global Clean Energy	Global Timber & Forestry	Global Infrastructure	Global Natural Resources
Global Nuclear Energy	Global Water	Global Infra Risk Contr. 12%	
	Japan Eco		
	U.S. Carbon Efficient		

February 28, 2009

Measures the performance of companies with relatively low carbon emissions, while seeking to closely track the return of the S&P 500.

The Index inception date is Sept 17, 2004 at a level of 100. Levels prior to Mar 9, 2009 are pro-forma.

Index Performance

		S&P U.S. CE	S&P 500
Returns	1 Month	-10.74%	-10.65%
	3 Month	-17.16%	-17.31%
	YTD	-18.02%	-18.18%
Annualized	1 Year	-43.52%	-43.32%
Returns	3 Years	-15.18%	-15.11%
Annualized	3 Years		
Risk	Std Dev	17.04%	16.75%
Sharpe Ratio	3 Years	-1.0879	-1.1058
Correlation	3 Years		0.9985

Historical Performance


S&P U.S. Carbon Efficient Index
S&P 500
160
140
120
100
80
60
Sep-04
Jan-05
May-05
Sep-05
Jan-06
May-06
Sep-06
Jan-07
May-07
Sep-07
Jan-08
May-08
Sep-08
Jan-09

Annual Carbon Footprint Comparison

(GHG Emission Figure / Annual Revenues)


S&P U.S. Carbon Efficient
S&P 500
450
400
350
300
250
200
150
100
50
0
2004
2005
2006
2007
2008

Top 10 Companies By Weight

Country	Company	S&P U.S. CE Weight	S&P 500 Weight	GICS® Sector
USA	Procter & Gamble	2.90%	2.25%	Consumer Staples
USA	Chevron Corp.	2.81%	1.93%	Energy
USA	Johnson & Johnson	2.80%	2.17%	Health Care
USA	AT&T Inc.	2.44%	2.19%	Telecommunication Services
USA	International Bus. Machines	2.17%	1.93%	Information Technology
USA	Microsoft Corp.	2.11%	1.93%	Information Technology
USA	Wal-Mart Stores	1.98%	1.72%	Consumer Staples
USA	McDonald's Corp.	1.68%	0.91%	Consumer Discretionary
USA	Cisco Systems	1.52%	1.33%	Information Technology
USA	General Electric	1.51%	1.40%	Industrials

Tickers

S&P U.S. Carbon Efficient Index	
Price Return	
BLOOMBERG℠	SPGRCUU
Reuters	.SPGRCUU
Total Return	
BLOOMBERG℠	SPGRCUUT
Reuters	.SPGRCUUT
Net Total Return	
BLOOMBERG℠	SPGRCUUN
Reuters	.SPGRCUUN

Sector Breakdown


Telecom Svc 4.88%
Utilities 5.74%
Cons Disc 9.56%
Cons Staples 10.15%
Materials 2.94%
Energy 11.24%
Info Tech 20.38%
Financials 10.19%
Industrials 8.72%
Health Care 16.20%

Sector Weight Comparisons

	S&P U.S. Carbon Efficient	S&P 500
Consumer Discretionary	9.56%	8.40%
Consumer Staples	10.15%	13.39%
Energy	11.24%	13.84%
Financials	10.19%	9.82%
Health Care	16.20%	15.61%
Industrials	8.72%	9.79%
Information Technology	20.38%	17.44%
Materials	2.94%	3.13%
Telecommunication Services	4.88%	4.06%
Utilities	5.74%	4.51%

Standard & Poor's assumes no responsibility for the accuracy or completeness of the above data and disclaims all express or implied warranties in connection therewith.

The McGraw-Hill Companies

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